Exhibit 99.1

Investor Contact:	Tripp Sullivan	Media Contact:	Adam Mittelberg
	SCR Partners		(615) 587-7728
	(615) 760-1104		Mediarequest@contactAAC.com
IR@contactAAC.com

AAC Holdings, Inc. Reports Third Quarter 2015 Results

BRENTWOOD, Tenn. – (October 27, 2015) AAC Holdings, Inc. (NYSE: AAC) announced its results for the third quarter ended September 30, 2015. All comparisons included in this release are for the third quarter of 2015 to the third quarter of 2014 unless otherwise noted.

Third Quarter 2015 Financial Highlights:

•	Client admissions increased 55% to 1,980

•	Average daily residential census increased 36% to 560

•	Outpatient visits totaled 4,329 compared with zero measured previously

•	Revenues increased 57% to $57.4 million from $36.6 million

•	Adjusted EBITDA increased 59% to $10.7 million from $6.7 million

•	Earnings per diluted share was $0.11 compared with $0.14

•	Adjusted earnings per diluted share increased 60% to $0.24 from $0.15

•	Net income available to stockholders increased 11% to $2.5 million from $2.2 million

•	Average net daily residential revenue was $872 compared with $906

De Novo, Acquisition and Corporate Highlights:

•	De novo pipeline of 300 beds and total estimated construction costs of approximately $35 million is anticipated to increase bed capacity to more than 1,200 by the first half of 2017

•	Completed facility acquisitions in August and October totaling 186 beds and five outpatient programs for $41.6 million in cash

•	As previously disclosed, subsequent to quarter-end the Company closed two financing facilities with Deerfield Management Company, L.P. providing a commitment of up to $50.0 million and an incremental facility of up to $50.0 million of subordinated convertible debt (subject to certain conditions) to be used to fund acquisition and de novo opportunities

Revenues in the third quarter of 2015 increased to $57.4 million compared with $36.6 million in the prior-year period and $53.8 million in the second quarter of 2015. Adjusted EBITDA increased to $10.7 million compared with $6.7 million in the comparable prior-year period and $14.0 million in the second quarter of 2015. Adjusted net income available to stockholders increased to $5.3 million, or $0.24 per diluted share, compared with $2.3 million, or $0.15 per diluted share, in the prior-year period and $7.1 million, or $0.33 per diluted share, in the second quarter of 2015. Net income available to stockholders increased to $2.5 million, or $0.11 per diluted share, in the third quarter of 2015 compared with $2.2 million, or $0.14 per diluted share, in the prior-year period and $5.6 million, or $0.26 per diluted share, in the second quarter of 2015.

Adjusted net income available to stockholders and Adjusted EBITDA are non-GAAP financial measures. Tables reconciling these measures to net income available to stockholders and net income, respectively, are included in this release.

Revenue from our ancillary services in the third quarter of 2015, which includes point-of-care drug testing, definitive laboratory services, professional groups and other ancillary services, was 26% of total client related revenue compared with 23% in the prior-year period and 38% in the second quarter of 2015.

“We did well in the third quarter providing more clients treatment, filling our beds and delivering clinical quality,” noted Michael Cartwright, Chairman and Chief Executive Officer of AAC Holdings. “One year out from our IPO, we stand here today having increased bed capacity from 487 to 935 beds through acquisitions and de novo activity, further diversified our operations with standalone outpatient centers and in-network facilities, and secured further access to capital. That being said, we believe we are just getting started and have a robust de novo and acquisition pipeline. We look forward to what the next year holds for AAC as we continue to work toward diversifying our national platform, expanding our capacity and strengthening our marketing and operational capabilities.”

De Novo Activity and Pipeline

Renovations at the Company’s 84-bed Chemical Dependency Recovery Hospital near Laguna Beach, California are nearing completion, and the hospital is expected to open in the first half of 2016.

In August, the Company completed an 8,000-square-foot expansion of its lab in Brentwood, Tennessee.

In October, the Company began treating clients at River Oaks, the 162-bed, $18.8 million residential facility near Tampa, Florida.

The Company has initiated the development of 22 additional detoxification beds at its Recovery First facility in Fort Lauderdale, Florida, that are expected to come online in the first half of 2016, and the development of 44 additional residential beds and 48 sober living beds at The Oxford Centre in Mississippi that are expected to come online in the second half of 2016.

The Company has pushed back its development timeline of the 150-bed de novo project in Ringwood, New Jersey to the first half of 2017 to accommodate an accelerated timetable for the Laguna Beach, Recovery First and The Oxford Centre expansions, as well as to better allocate growth capital.

Acquisition Activity

In July, the Company acquired Referral Solutions Group, LLC, a leading online publisher in the substance abuse treatment industry with a comprehensive portfolio of websites and marketing assets, for $32.5 million in cash and 540,193 shares of the Company’s common stock. The Company also acquired Taj Media, LLC, a premier digital marketing agency with significant experience in the substance abuse treatment industry, for $2.2 million in cash and 37,253 shares of the Company’s common stock.

In August, the Company completed the acquisition of the assets of The Oxford Centre, Inc., an operator of a 76-bed residential treatment facility on 110 acres in Etta, Mississippi, and three outpatient centers in Oxford, Tupelo and Olive Branch, Mississippi, for $35.0 million in cash.

In October, the Company completed the acquisition of the assets of Sunrise House Foundation, Inc., the operator of a 110-bed substance abuse treatment center, 30 halfway house beds and two outpatient programs all in Western New Jersey, for a purchase price of $6.6 million in cash.

Balance Sheet and Cash Flows from Operations

As of September 30, 2015, AAC Holdings’ balance sheet reflected cash and cash equivalents of $10.8 million and total debt of $121.6 million. Capital expenditures in the third quarter of 2015 totaled $8.7 million. Cash flows used by operations totaled $0.8 million for the third quarter of 2015 compared with cash flows provided by operations of $5.8 million in the prior-year period and cash flows provided by operations of $9.1 million in the second quarter of 2015. Days sales outstanding (DSO) was 93 for the third quarter of 2015 compared with 69 for the prior-year period and 80 for the second quarter of 2015.

Deerfield Management Capital Commitment

As previously disclosed, subsequent to quarter end the Company closed two financing facilities with Deerfield Management Company, L.P. consisting of $25.0 million of subordinated convertible debt and up to $25.0 million of subordinated debt, together with an incremental facility of up to an additional $50.0 million of subordinated convertible debt (subject to certain conditions). AAC drew down $25.0 million of convertible debt at closing that bears interest at an annual rate of 2.50%, matures on September 30, 2021 and is convertible to common stock at $30.00 per share. In addition, AAC may borrow up to $25.0 million of subordinated debt that will bear interest at an annual rate of 12.0% and mature on September 30, 2020. The $25.0 million of unsecured subordinated debt may be drawn for acquisition financing through September 30, 2016, and can be repaid under certain conditions without penalty prior to October 2, 2017.

2015 Outlook

Based on the third quarter performance and our outlook for the fourth quarter, the Company is increasing its guidance for 2015. This outlook does not include the impact of any future acquisitions, transaction-related costs, and expenses related to legal defenses in California. Revenues for the full year 2015 are expected to be in the range of $209 million to $212 million; Adjusted EBITDA is expected to be in the range of $42 million to $43 million; and adjusted earnings per diluted share is expected to be in the range of $0.89 to $0.91.

These estimates are based on acquisitions closed to date; average daily residential census of 625 in the fourth quarter; average daily residential revenue of approximately $900 in the fourth quarter; approximately $4 million of revenue from standalone outpatient centers and related lab services and approximately $3 million from other revenue in the fourth quarter; an annual effective tax rate of 37% to 39%; and diluted weighted-average shares outstanding of approximately 22 million for the year.

Earnings Conference Call

The Company will host a conference call and live audio webcast, both open for the general public to hear, on Wednesday, October 28, 2015, at 10:00 a.m. CT to discuss third quarter results and business highlights. The number to call for this interactive teleconference is (412) 542-4144. A replay of the conference call will be available through November 4, 2015, by dialing (412) 317-0088 and entering the replay access code: 10074753.

The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at www.americanaddictioncenters.com. The online replay will be available in the Investor Relations section of the Company’s website one hour after the call.

About American Addiction Centers

American Addiction Centers is a leading provider of inpatient substance abuse treatment services. We treat adults as well as adolescents who are struggling with drug addiction, alcohol addiction, and co-occurring mental/behavioral health issues. We operate 19 substance abuse treatment facilities and one mental health facility specializing in binge eating disorders. Located throughout the United States, these facilities are focused on delivering effective clinical care and treatment solutions. For more information, please find us at AmericanAddictionCenters.org or follow us on Twitter @AAC_Tweet.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are made only as of the date of this release. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “may,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements may include information concerning AAC Holdings, Inc.’s (collectively with its subsidiaries; “Holdings” or the “Company”) possible or assumed future results of operations, including descriptions of Holdings’ revenues, profitability, outlook and overall business strategy. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from the information contained in the forward-looking statements. These risks, uncertainties and other factors include, without limitation: (i) our inability to operate our facilities; (ii) our reliance on our sales and marketing program to continuously attract and enroll clients; (iii) a reduction in reimbursement rates by certain third-party payors for inpatient and outpatient services and point of care and definitive lab testing; (iv) our failure to successfully achieve growth through acquisitions and de novo expansions; (v) uncertainties regarding the timing of the closing of acquisitions; (vi) the possibility that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of acquisitions; (vii) our failure to achieve anticipated financial results from contemplated acquisitions; (viii) a disruption in our ability to perform definitive drug testing services; (ix) maintaining compliance with applicable regulatory authorities, licensure and permits to operate our facilities and lab; (x) a disruption in our business related to the recent indictment of certain of our subsidiaries and current and former employees; (xi) our inability to agree on conversion and other terms for the balance of convertible debt; (xii) our inability to meet our covenants in the loan documents; (xiii) our inability to obtain senior lender consent to exceed the current $50 million limit in unsecured subordinated debt; (xiv) our inability to integrate newly acquired facilities; (xv) a disruption to our business and reputational and potential economic risks associated with the civil securities claims brought by shareholders; and (xvi) general economic conditions, as well as other risks discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. As a result of these factors, we cannot assure you that the forward-looking statements in this release will prove to be accurate. Investors should not place undue reliance upon forward looking statements.

AAC HOLDINGS, INC.

CONDENSED CONSOLIDATED INCOME STATEMENTS

Unaudited

(Dollars in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30, 2014	June 30, 2015	September 30, 2015	September 30, 2014	September 30, 2015
Revenues
Client related revenue	$36,599	$53,784	$53,695	$95,802	$150,302
Other revenue	—	—	3,677	—	3,677

Total revenue	36,599	53,784	57,372	95,802	153,979
Operating expenses
Salaries, wages and benefits	15,625	19,733	23,777	39,749	61,884
Advertising and marketing	3,910	5,119	5,790	10,989	15,527
Professional fees	1,722	1,861	3,383	6,617	6,713
Client related services	2,789	3,478	4,438	8,000	10,831
Other operating expenses	4,064	5,536	5,695	9,615	16,044
Rentals and leases	536	1,159	1,583	1,476	3,442
Provision for doubtful accounts	2,180	4,177	5,366	8,468	12,925
Litigation settlement	118	1,500	859	358	2,379
Depreciation and amortization	1,209	1,676	1,921	3,437	4,937
Acquisition-related expenses	—	982	937	—	2,917

Total operating expenses	32,153	45,221	53,749	88,709	137,599

Income from operations	4,446	8,563	3,623	7,093	16,380
Interest expense	845	482	1,203	1,550	2,426
Other expense (income), net	65	(49)	32	80	(28)

Income before income tax expense	3,536	8,130	2,388	5,463	13,982
Income tax expense	1,511	3,014	644	2,370	5,003

Net income	2,025	5,116	1,744	3,093	8,979
Less: net loss attributable to noncontrolling interest	433	439	708	1,101	1,747

Net income attributable to AAC Holdings, Inc. stockholders	2,458	5,555	2,452	4,194	10,726
BHR Series A Preferred Unit dividend	(245)	—	—	(448)	(147)
Redemption of BHR Series A Preferred Units	—	—	—	—	(534)

Net income available to AAC Holdings, Inc. common stockholders	$2,213	$5,555	$2,452	$3,746	$10,045

Basic earnings per common share	$0.14	$0.26	$0.11	$0.25	$0.47
Diluted earnings per common share	$0.14	$0.26	$0.11	$0.25	$0.46
Weighted-average shares outstanding:
Basic	15,598,396	21,293,512	21,922,374	15,161,266	21,471,063
Diluted	15,614,380	21,487,816	22,031,133	15,245,758	21,651,654

AAC HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(Dollars in thousands)

	December 31, 2014	September 30, 2015
Assets
Current assets
Cash and cash equivalents	$48,540	$10,764
Accounts receivable, net of allowances	28,718	58,080
Deferred tax assets	1,214	2,380
Prepaid expenses and other current assets	1,450	5,500

Total current assets	79,922	76,724

Property and equipment, net	49,196	97,027
Goodwill	12,702	103,132
Intangible assets, net	2,935	9,462
Other assets	1,197	4,566

Total assets	$145,952	$290,911

Liabilities, mezzanine equity and stockholders’ equity
Current liabilities
Accounts payable	$2,001	$6,788
Accrued liabilities	10,411	20,476
Current portion of long-term debt	2,570	3,661
Current portion of long-term debt – related party	1,787	1,195

Total current liabilities	16,769	32,120
Deferred tax liabilities	1,479	1,942
Long-term debt, net of current portion	24,097	116,710
Long-term debt—related party, net of current portion	187	—
Other long-term liabilities	431	4,499

Total liabilities	42,963	155,271

Commitments and contingencies
Mezzanine equity including noncontrolling interest	7,848	—
Stockholders’ equity of AAC Holdings, Inc.	97,474	139,720
Noncontrolling interest	(2,333)	(4,080)

Total stockholders’ equity including noncontrolling interest	95,141	135,640

Total liabilities, mezzanine equity and stockholders’ equity	$145,952	$290,911

AAC HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited

(Dollars in thousands)

	Nine Months Ended September 30,
	2014	2015
Cash flows from operating activities:
Net income	$3,093	$8,979
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	8,468	12,925
Depreciation and amortization	3,437	4,937
Equity compensation	1,515	4,144
Accretion of BHR Series A Preferred Units	33	—
Amortization of discount on notes payable	25	—
Amortization of debt issuance costs	—	156
Deferred income taxes	(1,662)	(704)
Changes in operating assets and liabilities:
Accounts receivable	(10,884)	(35,934)
Prepaid expenses and other assets	(3,174)	(3,920)
Accounts payable	553	4,383
Accrued liabilities	4,227	10,018
Other long term liabilities	165	840

Net cash provided by operating activities	5,796	5,824

Cash flows from investing activities:
Purchase of property and equipment	(12,021)	(42,779)
Issuance of notes and other receivables- related parties	(488)	—
Collection of notes and other receivables- related parties	738	—
Acquisition of subsidiaries, net of cash acquired	(3,351)	(83,971)
Escrow funds held on acquisition	—	(500)
Purchase of intangible assets	—	(540)
Purchase of other assets, net	(179)	(50)

Net cash used in investing activities	(15,301)	(127,840)

Cash flows from financing activities:
Proceeds from revolving line of credit, net	500	47,000
Proceeds from long-term debt	4,053	73,802
Payments on long-term debt and capital leases	(2,798)	(26,546)
Repayment of long-term debt - related party	(786)	(542)
Repayment of subordinated notes payable	—	(945)
Repurchase of common stock	(116)	—
Proceeds from sale of common stock - private placement	6,089	—
Proceeds from sale of BHR Series A Preferred Units	8,203	—
Redemption of BHR Series A Preferred Units	(1,825)	(8,529)
Dividends paid	(79)	—
Distributions to noncontrolling interest	(915)	—

Net cash provided by financing activities	12,326	84,240

Net change in cash and cash equivalents	2,821	(37,776)
Cash and cash equivalents, beginning of period	2,012	48,540

Cash and cash equivalents, end of period	$4,833	$10,764

AAC Holdings, Inc.

Operating Metrics

Unaudited

	Three Months Ended
	September 30, 2014	June 30, 2015	September 30, 2015
Operating Metrics:
Average daily residential census[1]	413	539	560
Outpatient visits[2]	—	2,634	4,329
Average daily residential revenue[3]	$963	$1,003	$973
Average net daily residential revenue[4]	$906	$918	$872
New admissions[5]	1,275	1,806	1,980
Bed count at end of period[6]	493	587	663
Days sales outstanding (DSO)[7]	69	80	93

[1]	Includes client census at all of our owned and leased residential facilities, including FitRx.
[2]	Represents the total number of outpatient visits at our stand-alone outpatient centers during period.
[3]	Average daily residential revenue is calculated as total revenues from all of our owned and leased residential facilities, including FitRx, during the period divided by the product of the number of days in the period multiplied by average daily residential census.
[4]	Average net daily residential revenue is calculated as total revenues from all of our owned and leased residential facilities, including FitRx, less provision for doubtful accounts during the period, divided by the product of the number of days in the period multiplied by average daily residential census.
[5]	Includes total client admissions at our owned and leased residential facilities, including FitRx, for the period presented.
[6]	Bed count at end of period includes all beds at owned and leased inpatient facilities, including FitRx. In the first quarter of 2015, we added 31 beds at our Forterus location and 56 beds with the completion of the acquisition of Recovery First. In the second quarter of 2015, we added 7 beds at our Recovery First location. In the third quarter of 2015, we added 76 beds with the completion of the acquisition of The Oxford Centre.
[7]	Revenues per day is calculated by dividing the revenues for the period by the number of days in the period. Days sales outstanding is then calculated as accounts receivable, net of allowance for doubtful accounts, at the end of the period divided by revenues per day.

AAC Holdings, Inc.

Supplemental Reconciliation of Non-GAAP Disclosures

Unaudited

(Dollars in thousands, except per share amounts)

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended			Nine Months Ended
	September 30, 2014	June 30, 2015	September 30, 2015	September 30, 2014	September 30, 2015
Net Income	$2,025	$5,116	$1,744	$3,093	$8,979
Non-GAAP Adjustments:
Interest expense	845	482	1,203	1,550	2,426
Depreciation and amortization	1,209	1,676	1,921	3,437	4,937
Income tax expense	1,511	3,014	644	2,370	5,003
Stock-based compensation and related tax reimbursements	911	1,241	1,270	2,688	4,144
Litigation settlement and California matter related expense	118	1,500	2,248	358	3,768
Reorganization expense	82	—	—	941	—
Acquisition-related expense	—	982	1,061	—	3,041
De novo start-up expense	—	—	592	96	592

Adjusted EBITDA	$6,701	$14,011	$10,683	$14,533	$32,890

Reconciliation of Adjusted Net Income Available to AAC Holdings, Inc. Common Stockholders to Net Income Available to AAC Holdings, Inc. Common Stockholders

	Three Months Ended			Nine Months Ended
	September 30, 2014	June 30, 2015	September 30, 2015	September 30, 2014	September 30, 2015
Net income available to AAC Holdings, Inc. common stockholders	$2,213	$5,555	$2,452	$3,746	$10,045
Non-GAAP Adjustments:
Litigation settlement and California matter related expense	118	1,500	2,248	358	3,768
Reorganization expense	82	—	—	941	—
Acquisition-related expense	—	982	1,061	—	3,041
De novo start-up expense	—	—	592	96	592
Redemption of BHR Series A Preferred Units	—	—	—	—	534
Income tax effect of non-GAAP adjustments	(85)	(920)	(1,052)	(605)	(2,367)

Adjusted net income available to AAC Holdings, Inc. common stockholders	$2,328	$7,117	$5,301	$4,536	$15,613
Weighted-average shares outstanding - diluted	15,614,380	21,487,816	22,031,133	15,245,758	21,651,654
Adjusted diluted earnings per share	$0.15	$0.33	$0.24	$0.30	$0.72

Adjusted EBITDA, adjusted net income available to AAC Holdings, Inc. common stockholders, and adjusted diluted earnings per share (herein collectively referred to as “Non-GAAP Disclosures”) are “non-GAAP financial measures” as defined under the rules and regulations promulgated by the U.S. Securities and Exchange Commission.

Management defines Adjusted EBITDA as net income adjusted for interest expense, depreciation and amortization expense, income tax expense, stock-based compensation and related tax reimbursements, litigation settlement and California matter related expense, reorganization expense (which includes certain reorganization transactions completed in April 2014 (the “Reorganization Transactions”) and expenses associated with the amendment and restatement of our prior credit facility in April 2014), acquisition-related expense and de novo start-up expense. Where applicable, these include professional services for accounting, legal, valuation services and licensing expenses.

Management defines Adjusted Net Income Available to AAC Holdings, Inc. common stockholders as net income available to AAC Holdings, Inc. common stockholders adjusted for the redemption of BHR Series A Preferred Units, litigation settlement and California matter related expense, reorganization expense (which includes the Reorganization Transactions and expenses associated with the amendment and restatement of our prior credit facility in April 2014), acquisition-related expense and de novo start-up expense and the income tax effect of the non-GAAP adjustments at the then applicable effective tax rate.

The Non-GAAP Disclosures are considered supplemental measures of the Company’s performance and are not required by, or presented in accordance with, generally accepted accounting principles, or GAAP. The Non-GAAP Disclosures are not measures of the Company’s financial performance under GAAP and should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP. Management has included information concerning Non-GAAP Disclosures because they believe that such information is used by certain investors as a measure of a company’s historical performance. Management believes these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of issuers of equity securities, many of which present EBITDA and Adjusted EBITDA when reporting their results. Because Non-GAAP Disclosures are not determined in accordance with GAAP, they are subject to varying calculations and may not be comparable to similarly titled measures of other companies. Management’s presentation of Non-GAAP Disclosures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.